NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 23, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 12, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between CBOT Holdings, Inc. and Chicago Mercantile Exchange Holdings Inc. became effective on July 12, 2007. Each share of Class A Common Stock of CBOT Holdings, Inc. was converted into 0.375 of a share of Chicago Mercantile Exchange Holdings Inc. (Name changed to CME Group Inc.) Class A Common Stock for each Class A Common Stock of CBOT Holdings, Inc. held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 13, 2007.